Exhibit 99.1

Contacts:

Media
Alecia Pulman (646) 277-1220
apulman@icrinc.com

For Immediate Release

Investor Relations
Tom Ryan (203) 682-8200
tryan@icrinc.com

Raphael Gross (203) 682-8200
rgross@icrinc.com

Ruth’s Hospitality Group, Inc. Reports First Quarter 2010 Financial Results

HEATHROW, Fla.—(BUSINESS WIRE)—April 30, 2010—Ruth’s Hospitality Group, Inc. (NASDAQ: RUTH) today reported unaudited financial results for its first quarter ended March 28, 2010.

Highlights for the first quarter of 2010 compared to the first quarter of 2009 were as follows:

•	Total revenues were flat compared to prior year at $94.7 million.

•

Net income available to common shareholders of $6.0 million, or $0.19 per diluted share, compared to $3.7 million, or $0.16 per diluted share, in the first quarter of 2009. Net income available to common shareholders for the first quarter of 2010 included a $0.7 million income tax benefit for a correction of an immaterial error related to certain prior year tax credits. Excluding this adjustment, net income available to common shareholders in the quarter was $0.17 per diluted share.

•	Company-owned comparable restaurant sales for Ruth’s Chris Steak House decreased 0.5%. Company-owned comparable restaurant sales for Mitchell’s Fish Market increased 2.4%.

•	Food and beverage costs, as a percentage of restaurant sales, decreased 80 basis points to 29.3%, which was primarily driven by favorable beef costs.

•

Restaurant operating expenses, as a percentage of restaurant sales, decreased 90 basis points to 51.3%, as a result of continued reductions in variable costs from initiatives implemented throughout 2009.

•	General and administrative expenses were essentially even to prior year at $5.6 million.

•	Depreciation and amortization expenses, as a percentage of total revenues, decreased 20 basis points to 4.1% primarily due to the home office building sale in the fourth quarter of 2009.

•	Interest expense decreased by $0.3 million to $2.0 million in the first quarter of 2010.

•

At the end of the first quarter of 2010, the Company had $74.0 million in debt outstanding under its senior credit agreement. This represents a reduction of $51.5 million from the December 27, 2009 balance of $125.5 million. On February 12, 2010, the Company applied approximately $44.3 million of the net proceeds from the rights offering and the private placement, together with cash on hand, to reduce its outstanding borrowings under its existing credit facility.

Michael P. O’Donnell, President and Chief Executive Officer of Ruth’s Hospitality Group, Inc., stated, “Our net income growth year over year reflects a combination of stabilizing comparable sales at both our brands and the continuation of effective cost management. As we look to the future we believe that the operational and financial improvements that began in late 2008, position Ruth’s Hospitality Group to benefit from strong operating leverage as the economy recovers. While successful four-wall execution at existing locations is a top priority, we are closely evaluating new restaurant development at Ruth’s Chris Steak House and Mitchell’s Fish Market. We are scheduled to open our newest Mitchell’s Fish Market in Orlando, Florida in June and we’re selectively analyzing other real estate sites for both brands. As always we will be prudent with development and only commit capital when we believe adequate returns will be generated for shareholders.”

Review of Operating Results

Total revenues, which include Company-owned restaurant sales, franchise income, and other operating income, were $94.7 million compared to $94.7 million in the first quarter of 2009.

Company-owned restaurant sales declined 0.3% to $91.2 million for the first quarter of 2010 from $91.4 million in the same quarter last year. Total operating weeks decreased 0.8% to 1,118 from 1,127.

Average weekly sales for Ruth’s Chris Steak House were $85.6 thousand in the first quarter of 2010 compared to $85.9 thousand in the first quarter of 2009. Average weekly sales at Mitchell’s Fish Market were $70.5 thousand compared to $68.8 thousand in the prior year first quarter.

For the first quarter of 2010, Company-owned comparable restaurant sales at Ruth’s Chris Steak House decreased 0.5%, which consisted of an average check decrease of 2.3% and an entrée increase of 1.9%. Company-owned comparable restaurant sales at Mitchell’s Fish Market increased 2.4%, which consisted of an average check decrease of 2.1% and an entrée increase of 4.6%.

Franchise income increased 8.3% to $2.9 million from $2.7 million. Comparable franchise-owned restaurant sales increased 3.2%.

Operating income was $9.8 million in the first quarter of 2010 and $6.9 million in the prior year first quarter.

Net income available to common shareholders was $6.0 million, or $0.19 per diluted share, compared to $3.7 million, or $0.16 per diluted share, in the first quarter of 2009. Excluding the aforementioned $0.7 million tax adjustment, net income available to common shareholders in the quarter was $0.17 per diluted share.

Financial Outlook

Based on current information, Ruth’s Hospitality Group, Inc. is reiterating its previous outlook for 2010, with the exception of an adjustment to the effective income tax rate:

•	Cost of goods sold of 29% to 30% of restaurant sales

•	General and administrative expenses of $22 million to $24 million

•	Effective tax rate of 25% to 30%

•	One Company-owned Mitchell’s Fish Market opening

•	One franchised Ruth’s Chris Steak House opening

•	Capital expenditures of $7 million to $8 million

Conference Call

The Company will host a conference call to discuss first quarter 2010 financial results today at 8:30 AM Eastern Standard Time. Hosting the call will be Mike O’Donnell, President and Chief Executive Officer, and Bob Vincent, Executive Vice President and Chief Financial Officer.

The conference call can be accessed live over the phone by dialing 888-428-9506 or for international callers by dialing 719-457-2626. A replay will be available one hour after the call and can be accessed by dialing 888-203-1112 or 719-457-0820 for international callers; the password is 9465974. The replay will be available until May 7, 2010. The call will also be webcast live from the Company’s website at www.rhgi.com under the investor relations section.

About Ruth’s Hospitality Group, Inc.

Ruth’s Hospitality Group, Inc. (NASDAQ: RUTH) is a leading restaurant company focused exclusively on the upscale dining segment. The Company owns the Ruth’s Chris Steak House, Mitchell’s Fish Market, Mitchell’s Steakhouse and Cameron’s Steakhouse concepts. With more than 150 Company- and franchisee-owned locations worldwide, Ruth’s Hospitality Group, Inc. was founded in 1965 and is headquartered in Heathrow, Fla.

For further information about our restaurants, to make reservations, or to purchase gift cards, please visit: www.RuthsChris.com, www.MitchellsFishMarket.com, www.MitchellsSteakhouse.com and www.Camerons-Steakhouse.com. For more information about Ruth’s Hospitality Group, Inc., please visit www.rhgi.com.

RUTH’S HOSPITALITY GROUP, INC

Consolidated Statements of Income - Unaudited

(dollar amounts in thousands, except share and per share data)

	13 Weeks Ending
	March 29, 2009	March 28, 2010
Revenues:
Restaurant sales	$91,419	$91,166
Franchise income	2,704	2,929
Other operating income	605	614

Total revenues	94,728	94,709

Costs and expenses:
Food and beverage costs	27,528	26,749
Restaurant operating expenses	47,699	46,780
Marketing and advertising	2,818	2,524
General and administrative costs	5,536	5,566
Depreciation and amortization expenses	4,095	3,887
Pre-opening costs	16	4
Loss on impairment	136	—
Restructuring benefit	—	(562)
Loss on the disposal of property and equipment, net	8	—

Operating income	6,892	9,761

Other income (expense):
Interest expense	(2,284)	(1,950)
Other	152	(100)

Income from continuing operations before income tax	4,760	7,711
Income tax expense	962	1,246

Income from continuing operations	3,798	6,465
Discontinued operations, net of income tax benefit	53	165

Net income	$3,745	$6,300

Preferred stock dividends	—	$308

Net income available to common shareholders	$3,745	$5,992

Basic earnings per share:
Continuing operations	$0.16	$0.22
Discontinued operations	—	(0.01)

Basic earnings per share	$0.16	$0.21

Diluted earnings per share:
Continuing operations	$0.16	$0.20
Discontinued operations	—	(0.01)

Diluted earnings per share	$0.16	$0.19

Shares used in computing net income per common share:
Basic	23,484,200	28,156,360

Diluted	23,558,433	32,502,898

RUTH’S HOSPITALITY GROUP, INC

Selected Balance Sheet Data- Unaudited

(dollar amounts in thousands)

	December 27, 2009	March 28, 2010
Cash and cash equivalents	1,681	4,289
Total assets	254,415	253,861
Long-term debt	125,500	74,000
Total shareholders’ equity	41,765	71,380